Exhibit 99.1

The Wilber Corporation Announces
The Temporary Closing of Two Offices Due To Recent
Flood Damage

FOR IMMEDIATE RELEASE

DATE:	July 5, 2006
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York -Wilber National Bank, the sole banking subsidiary of The Wilber Corporation (“Company”), [Stock Symbol: GIW] today announced that two of its branch banking facilities will be closed temporarily due to damage incurred as a result of flooding caused by recent storms. In particular, the Company’s Sidney, New York and Walton, New York branch banking facilities will be closed to repair damage as the result of flooding, which occurred on Tuesday, June 27, 2006 and Wednesday, June 28, 2006. The Company has made arrangements for temporary banking facilities to be established in each market. The availability and hours of operation for each facility will be announced as soon as they are available.

Mr. Douglas C. Gulotty, the Company’s President and CEO, said “We plan to open temporary facilities in the Walton and Sidney markets before the end of next week (July 14, 2006). We fully anticipate providing the same range of services at the temporary facilities that we provided at our permanent facilities with little or no inconvenience to our customers.” The Company anticipates that it may take up to 6-months to clean and refurbish the permanent facilities. Total flood-related costs to repair damage and re-establish the temporary and permanent facilities is not known at this time. Mr. Gulotty, said, “Our plans right now are to refurbish our flood damaged facilities as soon as possible. However, given the extent of the damage experienced in the area, we have made arrangements to lease our temporary facilities for a 6-month period.”

The Company has also made arrangements with a local federal credit union to provide check cashing services and non-cash deposit and loan payment services for customers of the Bank until the temporary facilities can be opened. Mr. Gulotty continued, “We are greatly appreciative of the offer made by Jim Doig, President & CEO of Sidney Federal Credit Union (Sidney, NY), and his staff for helping the Bank and its customers in our time of need.”

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, and two loan production offices located in Kingston, New York and Syracuse, New York.

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NOTE: This press release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.